AMENDMENT TO SUBLICENSE AGREEMENT

This amendment to sublicense agreement (“Sublicense Amendment”) commences on the Effective Date of the Sublicense Agreement and is made by and between (i) Westinghouse Electric Corporation, a Delaware corporation, having its principal place of business at 51 West 52nd Street, New York, NY 10019 (hereinafter referred to as “Westinghouse”); (ii) Westinghouse Solar, Inc., a Delaware corporation, having its principal place of business at 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008 (“W-Solar”) and Andalay Solar Inc., (“Andalay”) a wholly owned subsidiary of W-Solar (hereinafter W-Solar and Andalay each referred to as a “Sublicensor” and collectively referred to as the “Sublicensors”); (iii) and CBD Energy Limited (ACN 010 966 973), an Australia company, having its principal place of business at 53 Cross Street Double Bay, Suite 2 – Level 2, Sydney NSW Australia 2028 (hereinafter referred to as the “Sublicensee”).

RECITALS

WHEREAS, parties named in the preamble above are each parties to the sublicense agreement relating to certain Westinghouse Marks and Trade Names (the “Sublicense Agreement”), which comes into force an effect on the Effective Date (defined therein); and

WHEREAS, those parties wish to make an amendment to Sublicense Agreement and have agreed to enter into this Sublicense Amendment for that purpose.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows.

1.0 - DEFINITIONS

In this Sublicense Amendment, defined terms shall have the meaning ascribed thereto in the Sublicense Agreement.

2.0 - AMEDMENT & ACKNOWLEDGEMENT

2.1           The parties agree that all of the licensed rights granted by the Sublicensors to the Sublicensee under the Sublicense Agreement may also be enjoyed, utilized and advanced by Westinghouse Solar Pty Ltd (hereinafter “Westinghouse Solar Pty”), a wholly owned subsidiary of the Sublicensee, in addition to the Sublicensee.

2.2           Notwithstanding Sub-Section 2.1, the obligations of the Sublicensee under the Sublicense Agreement are not mitigated or otherwise diminished or negated in any respect.

2.3           Sublicensee shall guarantee the performance of Westinghouse Solar Pty, and shall be responsible to Westinghouse and the Sublicensors for any and all obligations and liabilities that Westinghouse Solar Pty may incur in the course of such performance.

3.0 - NO OTHER CHANGES

3.1           The parties agree that other than the matters contained in Section 2 above, the Sublicense Agreement is not affected or amended in any other way and remains binding on all parties thereto in such manner.

EXECUTION PAGE

IN WITNESS WHEREOF and intending to be legally bound, the parties hereto have caused these presents to be signed by their proper officers thereunto duly authorized.